EXHIBIT EX. - 99.1

                        ATWOOD ANNOUNCES RICHMOND UPGRADE


Houston, Texas
11 September 2007


FOR IMMEDIATE RELEASE

     Atwood Oceanics, Inc. (NYSE: ATW), announced today the RICHMOND continues to work for Helis Oil & Gas ("Helis") in the Gulf of Mexico at a dayrate of $80,000. Upon completion of the drilling of the current well (estimated late September 2007), Helis has a commitment to drill one more well (estimated to take 25 days to complete). The drilling of this last well will be deferred until sometime during the first half of fiscal year 2008. Immediately upon completion of the drilling of its current well, the rig will be moved to a shipyard to undergo a $14 million to $15 million life enhancement upgrade estimated to take around 60 days to complete, which will extend the depreciable life of the rig seven years from January 2008. Additional work for the rig immediately following the upgrade period is currently being pursued.



     Statements contained in this report with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors including; the Company's dependence on the oil and gas industry; the risks involved the construction of a rig; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism; risks associated with a possible disruption in operations due to a war with Iraq; and governmental regulations and environmental matters. A list of additional risk factors can be found in the Company's annual report on Form 10-K for the year ended September 30, 2006, filed with the Securities and Exchange Commission.



                                                         Contact:  Jim Holland
                                                                   281-749-7804